ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN

                      ACCESS INTEGRATED TECHNOLOGIES, INC.

                                       AND


                               THE BOEING COMPANY



                           DATED AS OF MARCH 29, 2004















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                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "AGREEMENT") is made and entered into as of March 29, 2004 by and between Access Integrated Technologies, Inc., a Delaware corporation ("BUYER"), and The Boeing Company, a Delaware corporation ("SELLER"), who agree as follows:

                                  INTRODUCTION

WHEREAS, Seller provides services for the delivery of entertainment related media (the "OPERATIONS");

WHEREAS, Seller desires to sell to Buyer certain Acquired Assets and rights in the Operations' intellectual property;

WHEREAS, Buyer desires to purchase same, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed between Seller and Buyer as follows:


                                    ARTICLE I
                                   DEFINITIONS

1.1 The terms used in this Agreement with an initial capital letter and not otherwise defined in the body of this Agreement shall have the definitions contained in the Definitions Appendix to this Agreement.


                                   ARTICLE II
                           PURCHASE OF ACQUIRED ASSETS

2.1 PURCHASE OF ACQUIRED ASSETS. At the Closing, Seller agrees to sell, transfer, assign, convey and deliver to Buyer the Acquired Assets, and Buyer agrees to purchase, accept and take delivery of the Acquired Assets listed on
SCHEDULE 2.1 hereto, on the terms and subject to the conditions set forth in this Agreement. Subject to receipt of required consents, Seller agrees to assign to Buyer and Buyer shall accept novation of and acquire all rights under the Novated Agreements (as defined in SECTION 3.6). The Novated Agreements novated and assigned and the other Acquired Assets listed on SCHEDULE 2.1 hereto shall constitute the Acquired Assets. The parties specifically agree that Buyer will not acquire any ownership rights in the assets of Seller other than the Acquired Assets.

2.2 ASSUMED LIABILITIES. Upon Closing, Buyer agrees to assume and be responsible solely for (a) the liabilities on and after the Closing listed on SCHEDULE 2.2 hereto and (b) the liabilities on and after the Closing under the Novated

Agreements novated; and (c) the liabilities under the Service Agreement Contracts (collectively, the "ASSUMED LIABILITIES"). All of the Assumed Liabilities shall be the sole responsibility and obligation of Buyer and Buyer shall pay, perform and discharge all of the Assumed Liabilities when due in accordance with their respective terms and conditions.

2.3      CONSIDERATION; CLOSING.

(a) As consideration in full for the acquisition of the Acquired Assets from Seller, Buyer will at the Closing (i) assume the Assumed Liabilities, including all Seller obligations under the Novated Agreements and Service Agreement Contracts; and pay up to Three Million Three Hundred Thousand dollars ($3,300,000) as provided below; (ii) pay Seller Two Hundred Fifty Thousand dollars ($250,000) cash; (iii) within 15 business days of closing give Fifty Three Thousand Five Hundred Thirty Four (53,534) unregistered restricted Shares (with a legend thereto) (which the parties hereto acknowledge has a market value of Two Hundred Fifty Thousand dollars ($250,000) based solely on the average of the daily closing price of the stock over the five trading days prior to Closing) with registration rights as provided in the Registration Rights Agreement substantially in the form of EXHIBIT 2.5(L) ("REGISTRATION RIGHTS AGREEMENT"); (iv) within 60 days of the end of each fiscal year of Buyer, pay Seller 20% of the gross receipts less third party commissions, if any ("GROSS REVENUE"), generated by satellite (including cable and physical delivery of media when satellite distribution is not available) distribution activities including studio, and exhibitor billings, up to a total payment of $1,000,000 over a period of four (4) years (settled annually as follows: up to a cumulative total of: $250,000 in the first year, $500,000 in the second year, $750,000 in the third year and $1,000,000 at the end of the four year period) from the date Buyer satellite operations commence; and (v) execute a Promissory Note in favor of Seller for One Million Eight Hundred Thousand dollars ($1,800,000) payable over four (4) years (or earlier under certain conditions), substantially in the form of EXHIBIT 2.3 ("PROMISSORY NOTE") (collectively, the "PURCHASE PRICE").

(b) The cash portion of the Purchase Price will be payable at the Closing by wire transfer of immediately available funds to an account specified in writing by Seller to Buyer at least two days prior to the Closing.

(c) The Closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, IL 60601 (or such other place as the parties may agree), or such date and at such time as is mutually agreed by the parties, but not later than March 29, 2004. If the date of the Closing is postponed by mutual agreement of the parties, all references to the Closing in this Agreement shall be to the postponed date.

2.4      [Intentionally omitted]

2.5      CLOSING DELIVERIES.  At the Closing,

(a) Buyer will pay the cash portion Purchase Price specified in SECTION 2.3 to Seller.

(b) Buyer will deliver to Seller a certificate representing the Shares ("SHARE CERTIFICATE").



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(c) Buyer will  execute  and  deliver an  Assumption  Agreement  concerning  the
Assumed Liabilities, substantially in the form of EXHIBIT 2.5(C).

(d)  Buyer  and  Seller  will   execute   and  deliver  the  Service   Agreement
substantially in the form of EXHIBIT 2.5(D) ("SERVICE AGREEMENT"), covering the Service Agreement Contracts identified in SCHEDULE 3.6 hereto.

(e) Buyer and Seller will execute and deliver a License Agreement, substantially in the form of EXHIBIT 2.5(E) ("LICENSE AGREEMENT").

(f) Buyer will execute and deliver to Seller a fully executed Certificate of the Secretary or an Assistant Secretary of Buyer attesting to the incumbency and authority of each officer or other employee of Buyer who executes this Agreement and any other Buyer Document, substantially in the form of EXHIBIT 2.5(F).

(g) Seller will execute and deliver to Buyer an instrument(s) of sale, conveyance, assignment, transfer and delivery with covenants of warranty as to Seller's good and marketable title to the Acquired Assets, substantially in the form of EXHIBIT 2.5(G).

(h) Seller will endorse and deliver to Buyer any certificates of title necessary to effect or record the transfer of any Acquired Assets for which ownership is evidenced by a certificate of title.

(i) Seller will execute and deliver to Buyer a fully executed Certificate of the Secretary or an Assistant Secretary of Seller attesting to the incumbency and authority of each officer or other employee of Seller who executes this Agreement and any other Seller Document, substantially in the form of EXHIBIT 2.5(F).

(j) Buyer will execute and deliver the Promissory Note.

(k) [Intentionally omitted].

(l) Seller will execute and deliver the Registration Rights Agreement.

(m) Buyer and Seller will execute and deliver a Novation Agreement, substantially in the form of EXHIBIT 2.5(M), for each Novated Agreement received prior to Closing, which Novation Agreement shall contain the signed consent by the other party to each such Novated Agreement. Buyer and Seller may execute Novation Agreements after Closing as provided in SECTION 3.6 below and the Service Agreement.

(n) Seller shall deliver all consents required in order to consummate the transactions contemplated by this Agreement except those regarding the Service Agreement Contracts.

(o) Seller and Buyer will execute and deliver to each other such other closing documents as are required by this Agreement.



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

All of the documents delivered pursuant to this SECTION 2.5 shall be in form and substance reasonably satisfactory to counsel to the party to whom the documents are delivered.

2.6 RISK OF LOSS. Unless otherwise agreed herein, any and all risk of loss, damage, impairment, confiscation or condemnation with respect to any of the Acquired Assets from any cause whatsoever shall be borne by Seller at all times before the Closing and by Buyer at all times after Closing.

2.7 CONVEYANCE. At the Closing, subject to the terms and conditions set forth in this Agreement, (i) Seller shall sell transfer, assign, convey and deliver to Buyer good and marketable title to the Acquired Assets from Seller free and clear of all Liens, and (ii) Buyer shall assume the Assumed Liabilities. Seller shall execute and deliver such documents of conveyance and take any other action as may be necessary to transfer the Acquired Assets to Buyer. Buyer shall be responsible for taking possession of the physical Acquired Assets and removing such assets located at Seller's facilities and other specified facilities (as specified in SCHEDULE 2.1 hereto) from those facilities of Seller within sixty days of the Closing.

2.8 FURTHER ASSURANCES. At or after the Closing, and without further consideration, Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Acquired Assets and Assumed Liabilities to Buyer.

2.9 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that, for all purposes relevant to the calculation of federal or state taxes, the Purchase Price will be allocated among the Acquired Assets consistent with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall agree upon such allocation no later than 90 days after the day of the Closing. Such allocation shall be in the format set forth in SCHEDULE 2.9 hereto. Buyer and Seller (i) will execute and file all tax returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation made pursuant to this SECTION 2.9, (ii) will not take any position before any Governmental Body or in any judicial proceeding that is inconsistent with such allocation, and (iii) will cooperate with each other in a timely filing consistent with such allocation of Forms 8594 with the Internal Revenue Service.

2.10 TAXES. Buyer assumes the obligation to pay taxes imposed related to the execution and performance of this Agreement. Taxes means sales, use, excise, value added taxes, goods and services taxes, provincial services taxes, gross receipts or royalty withholdings imposed by, or payable to, the taxing authorities, instrumentalities or agencies (including any related interest or penalties). In the event of the sale of inventory for re-sale, Buyer agrees to provide Seller a valid re-sale certificate. Seller will bill applicable Taxes to Buyer and such payments shall be made within thirty (30) days of invoice date.




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                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

3.1 ORGANIZATION. Seller is duly organized as a corporation, validly existing and in good standing under the laws of the state of Delaware.

3.2 AUTHORITY. Seller has all requisite power and authority, corporate or otherwise, to execute, deliver and perform under this Agreement and the other Seller Documents. The execution, delivery and performance by Seller of this Agreement and of each Seller Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of Seller. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by Seller. This Agreement is, and, upon execution and delivery by Seller at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

3.3 TITLE TO AND CONDITION OF ACQUIRED ASSETS. Seller has good and marketable title to all of the Acquired Assets and owns all of the Acquired Assets free and clear of any Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Acquired Assets, excepting only the Service Agreement Contracts, free and clear of any Liens. Except as provided in SCHEDULE 3.3 hereto, to Seller's knowledge, the Acquired Assets have been maintained in accordance with industry standards and are in good working order, ordinary wear and tear excepted.

3.4 NO VIOLATION. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated herein or thereby, including without limitation, the sale of the Acquired Assets to Buyer, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or constitute an event that with either the passage of time, the giving of notice or both, will mature into a default under, or result in the creation of any Lien on the Acquired Assets under (a) any Applicable Law, or (b) any judgment or decree to which Seller is a party or by which Seller or the Acquired Assets is bound or affected, or any contract or agreement by which any of the Acquired Assets may be bound or affected, except as set forth in this Agreement or the Schedules hereto.

3.5 LITIGATION. To Seller's knowledge, there are currently no pending or threatened lawsuits, administrative proceedings, arbitration or reviews, or formal or informal complaints or investigations by any Person or Governmental Body against or relating to the Acquired Assets. The Seller is in compliance in all material respects with all Applicable Laws (collectively, "LAWS") applicable to any of the Acquired Assets.

3.6 NOVATED AGREEMENTS AND SERVICE AGREEMENT CONTRACTS. SCHEDULE 3.6 hereto lists each agreement relating to Assets which will be assigned to Buyer pursuant to a Novation Agreement (the "NOVATED AGREEMENTS") or will be covered by the Service Agreement until assigned or until such Novated Agreement expires by its terms or is otherwise terminated by Seller to Buyer following Closing pursuant to a Novation Agreement (the "SERVICE AGREEMENT CONTRACTS").



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3.7 NO BANKRUPTCY/INSOLVENCY.  Seller is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up or taken any proceeding to have a receiver appointed for any part of its Acquired Assets.

3.8 DISCLOSURE. To Seller's knowledge, no statement, representation or warranty made by Seller in this Agreement or any other Seller Document, and none of the schedules, attachments or exhibits to this Agreement or any other Seller Document, contains any untrue statement of any material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.9      SECURITIES LAW MATTERS.

(a) Seller is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Seller understands that the Shares have not been registered under the Securities Act, or any other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Seller's investment intent as expressed herein.

(b) Seller further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller understands that the certificate(s) evidencing the Shares shall be imprinted with a legend that prohibits the transfer of the Shares unless they are registered or such registration is not required.

(c) Without in any way limiting the representations set forth above, Seller further agrees that Seller shall in no event make any disposition of all or any portion of the Shares, unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, (ii) the resale provisions of Rule 144(k) are available in the opinion of counsel to Buyer or (iii) (A) Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition; (B) Seller shall have furnished Buyer with an opinion of Seller's counsel to the effect that such disposition will not require registration of such stock under the Securities Act and (C) such opinion of Seller's counsel shall have been concurred with by counsel to Buyer, which concurrence shall not be unreasonably withheld, and Seller shall have advised Buyer of such concurrence.

3.10 CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Person or any Governmental Body is required on the part of Seller in connection with the transactions contemplated by this Agreement, except with respect to the Novated Agreements and the Service Agreement Contracts and except for those items which are not material in nature.




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                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2 AUTHORITY. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Buyer Documents. The execution, delivery and performance by Buyer of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. The reservation, issuance, sale and delivery of the Shares in accordance with SECTION 2.3 hereof have been duly authorized by all requisite corporate action on the part of the Buyer. When issued, sold and delivered in accordance with this Agreement, such Shares will be validly issued and outstanding, fully paid, and non-assessable with no liability attaching to the ownership thereof, free of any Liens created by Buyer, and not subject to preemptive or similar right of the stockholders of Buyer or others; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and the other Buyer Documents (including without limitation the Promissory Note) each constitutes a legal, valid and binding agreement of Buyer enforceable in accordance with its terms.

4.3 NO VIOLATION. The execution, delivery and performance of the Buyer Documents by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Buyer is a party or by which Buyer is in any way bound or obligated.

4.4 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement.

4.5 RESERVATION OF SHARES; SEC DOCUMENTS. Buyer has reserved a sufficient number of Shares for issuance to Seller in accordance with SECTION 2.3. Buyer has filed each report, registration statement, prospectus and definitive proxy statement required by the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to be filed with the Securities and Exchange Commission (the "SEC") from the date of the Company's initial public offering to the date of this Agreement (the "SEC DOCUMENTS"), and has made available to Seller a true and complete copy of each SEC Document. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.




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                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

5.1 PUT RIGHT. During the period beginning three hundred and sixty-five (365) days after Closing and expiring ninety (90) days thereafter ("PUT RIGHT TERM"), Seller shall have the option of selling such Shares to Buyer, in compliance with federal and state securities laws. In such event, Seller shall give written notice to Buyer within the Put Right Term and following Seller's delivery of Share Certificate and a duly endorsed stock power to Buyer, Buyer shall pay to Seller within 30 days in cash by wire transfer Two Hundred and Fifty Thousand Dollars.

5.2 PUBLICITY. Buyer and Seller will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Buyer nor Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other party, consistent with applicable legal and stock market requirements. Notwithstanding the foregoing, Buyer and/or
Seller shall be permitted to make such disclosures to the public or to Governmental Bodies as deemed necessary to comply with Applicable Law and the policies of the American Stock Exchange.

5.3 TRANSACTION COSTS. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all legal, accounting and other professional fees incurred by Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated.

5.4 NONDISCLOSURE. Seller acknowledges and agrees that Confidential Information are valuable Acquired Assets constituting part of the Acquired Assets and, following the Closing, will be owned exclusively by Buyer. Seller agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than Seller prior to the Closing or Buyer after the Closing).

5.5 NEGOTIATION FOR CONSENT. Seller will obtain in writing and deliver to Buyer all necessary Governmental Body and third-party approvals and consents required in order to authorize and approve this Agreement and the Seller Documents and to consummate the transactions contemplated herein. Specifically, Seller shall obtain consents to assignment of the Novated Agreements. Seller shall exercise reasonable commercial efforts to obtain all required consents for (i) such Novated Agreements on or before Closing and the Service Agreement Contracts following Closing (as further provided in the Service Agreement). Seller shall notify the Buyer prior to entering into any negotiations or discussions regarding obtaining the consent of any of a party to a Novated Agreement or Service Agreement Contract, as applicable, to the assignment of same to Buyer hereunder and shall permit Buyer to be present at and involved in the


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negotiation  of any  potential  modification  or  amendment  to any such Novated
Agreement or Service Agreement Contract, as applicable, in connection with obtaining any such consent.

5.6 NO DISCLOSURE OF TERMS. Seller and Buyer agree that without the prior written consent of the other party that neither will disclose any of the terms of this Agreement, including the consideration paid by Buyer for the Acquired Assets unless such disclosure is required by Applicable Law and/or by the policies of the American Stock Exchange. If such a disclosure is required by Applicable Law and/or by the policies of the American Stock Exchange, the party required to make the disclosure will notify the other party of the required disclosure as soon as practicable after learning of such requirement.

5.7 ACCESS TO RECORDS. Subject to any and all Applicable Laws and for a period of five (5) years after Closing, Buyer shall give Seller and its representatives reasonable access to information related to the Operations, including but not limited to financial information in order to assist Seller in its review of Gross Revenue calculations. Such information shall be made available during regular business hours and upon reasonable advance notice. Seller shall agree to maintain the confidentiality of such information.

5.8 BUYER/LICENSEE TRANSITION MEETINGS. Upon request from Buyer, for a period of ninety (90) days after the Closing. Seller will make reasonable efforts to participate in introductory and transition meetings with customers of BDC (as defined in the License Agreement) at times and locations that are mutually acceptable to the parties.

5.9 BOEING DIGITAL CINEMA SERVICES OFFERED. Buyer and Seller may negotiate a separate service agreement under which Seller may provide training, support content preparation, and/or delivery services to Buyer on a time and materials basis, provided, however, that Buyer shall receive as part of this Agreement forty (40) hours of such services at no additional charge to be mutually scheduled by Buyer and Seller. The nature and scope of such services are to be determined and mutually agreed upon by the parties.

5.10     RESTRICTION ON USE OF BOEING NAME.

(a) Notwithstanding anything to the contrary in this Agreement, Buyer may not use the trademarks, service marks and tradenames of Seller or Boeing after the Closing Date, except as provided in this SECTION 5.10. If any such trademark, service mark or tradename of Seller or Boeing remains on Acquired Assets transferred to Buyer at Closing, Buyer will have a limited license to use such trademarks, service marks and tradenames for so long as they remain on such Acquired Assets; provided, however, Buyer will take commercially reasonable steps to promptly remove such trademarks, service marks or tradenames within three (3) months from the Closing Date. Notwithstanding the foregoing, Buyer shall have a limited license to use such trademarks and tradenames affixed to Acquired Assets for a period of six (6) months following the Closing Date.

(b) In the event Buyer or any Affiliate of Buyer violates any of its obligations under this SECTION 5.10, Boeing may proceed against it in Law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this SECTION 5.10 may cause Seller irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this SECTION 5.10, Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this
SECTION 5.10, without the necessity of posting a bond.

5.11 PURCHASE OF SERVICES. Seller agrees to purchase a total of $1,800,000 of Services from Buyer within forty-eight months beginning with the month following execution of this Agreement. Buyer shall offer Services to Seller on a most favored customer basis, as will be further provided in a Managed Storage Services Agreement to be executed and delivered by Buyer and Seller, such Managed Storage Services Agreement to be substantially in the form of EXHIBIT 2.5(K) (the "MANAGED STORAGE SERVICES AGREEMENT"). The rates as of the date of this Agreement are specified in SCHEDULE 5.11 hereto. Notwithstanding anything to the contrary in any Seller Document or Buyer Document, Seller's obligation to purchase Services will be, at a minimum, the cumulative total amount of $450,000 by the end of the first twelve month period, $900,000 by the end of twenty-four months, $1,350,000 by the end of thirty-six months and $1,800,000 by the end of forty-eight months. Procurement of Services shall be made in accordance with the terms and conditions found in the Managed Storage Services Agreement, with modifications of such Managed Storage Services Agreement for each individual procurement consistent with Seller's requirements, flow down requirements from the Seller's customers, and/or the unique statement of work for such procurement. Notwithstanding anything in this Agreement to the contrary, so long as an Event of Default under the Promissory Note has not occurred which is then continuing in which case the obligations of Seller under this Section 5.11 shall cease during the continuance of such Event of Default, this SECTION 5.11 shall survive the execution and delivery of this Agreement and the consummation of the transactions hereby until the expiration of the later of (a) Seller's purchase of $1,800,000 of Services from Buyer and (b) four years following the Closing.

5.12 OTHER ACTIONS. Buyer, on the one hand, and Seller, on the other hand, will take all such other and further actions consistent with this Agreement and the Seller Documents and the Buyer Documents, as the other may reasonably request.


                                   ARTICLE VI
                                 INDEMNIFICATION

6.1 INDEMNIFICATION OF BUYER. Seller will indemnify, defend and hold Buyer, its affiliates and their respective directors, officers, employees, shareholders and agents (collectively, the "BUYER PARTIES") harmless from any and all Liabilities, obligations, claims, causes of action, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees and disbursements (collectively, "LOSSES"), that any Buyer Party may suffer or incur as a result of or relating to:

(a) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or any Schedule or Exhibit hereto or any Seller Document; or

(b) the breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement or any schedule or exhibit hereto or any Seller Document; provided that the Buyer will not be entitled to indemnification under paragraph (a) of this SECTION 6.1 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Parties pursuant to such paragraph exceeds $50,000 and then only for the amount which such Losses exceed $50,000. The maximum liability for which Seller shall be liable for indemnification pursuant to SECTION 6.1(A) shall be $500,000. In the event that any amounts are due and owing by Buyer to Seller pursuant to the terms and conditions of the Promissory Note, such amounts shall be first offset against any indemnified Losses that exceed the $50,000 provided above in this paragraph (b) in the aggregate. Notwithstanding the above, the indemnification provisions in this SECTION 6.1 shall not apply to the Promissory Note, the Service Agreement, the Registration Rights Agreement, the Managed Storage Services Agreement and the License Agreement.

6.2 SURVIVAL. The representations and warranties of Seller made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of one year following the Closing; provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to SECTION 6.1(A) will survive until such claim is finally resolved if Buyer notifies Seller of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to SECTION 6.1 based on the breach or alleged breach of a representation or warranty may be asserted by Buyer after the date on which such representation or warranty expires hereunder.

6.3      INDEMNIFICATION OF SELLER.

(a) Buyer will indemnify, defend and hold Seller harmless from any and all Losses that Seller may suffer or incur as a result of or relating to

         (i) the inaccuracy or breach of any representation or warranty made by the Buyer in this Agreement or any Schedule or Exhibit hereto or any Buyer Document; or

         (ii) the breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; and

         (iii)    Buyer's   agreement   to  assume  and   satisfy   the  Assumed
                  Liabilities;

provided that, the Seller will not be entitled to indemnification under paragraph (i) of this SECTION 6.3(A) unless the aggregate amount of all Losses for which indemnification is sought by the Seller pursuant to such paragraph exceeds $50,000 in the aggregate. Notwithstanding the above, the indemnification provisions in this SECTION 6.3 shall not apply to the Promissory Note, the Service Agreement, the Registration Rights Agreement, the Managed Storage Services Agreement and the License Agreement.

6.4 SURVIVAL. The representations and warranties of Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of one year following the Closing; provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to
SECTION 6.3(A) will survive until such claim is finally resolved if Seller notifies Buyer of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to SECTION 6.3 based on the breach or alleged breach of a representation or warranty may be asserted by Seller after the date on which such representation or warranty expires hereunder.

6.5 NOTICE. Any party entitled to receive indemnification under this ARTICLE VI (the "INDEMNIFIED PARTY") agrees to give prompt written notice to the party required to provide such indemnification (the "INDEMNIFYING PARTY") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "CLAIM"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this ARTICLE VI except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

6.6 DEFENSE OF CLAIMS. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Claim does not relate to the Indemnified Party's relationship with its customers or employees. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party so long as, and only so long as, such settlement includes an unconditional and irrevocable agreement and commitment of the claimant (y) that the Indemnified Party will be released from liability in respect of the Claim and (z) that such settlement does not require Buyer to take any action or refrain from taking any action or; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) the Indemnified Party reasonably concludes that a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party or (C) the Indemnified Party concludes that the Indemnifying Party does not have the ability to discharge any obligations it may assume under any settlement of a Claim or that the discharge of the Indemnified Party from any liability with respect to a Claim is not effective or complete. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim. If the Indemnifying Party assumes defense of a Claim, the Indemnified Party may participate, in circumstances other than those described in clause (B) of the second preceding sentence at its own expense, in the defense of the Claim, although the Indemnifying Party will be in control of the defense of the Claim. If the Indemnifying Party does not assume control of the defense of the Claim, the Indemnified Party may conduct the defense of the Claim in the manner it determines to be appropriate, including the right to effect any settlement of the Claim it may deem appropriate. Each party agrees to cooperate with the other party in the defense of any Claim.

6.7      COVENANT NOT TO COMPETE.

(a) The Seller shall not directly for a period of two (2) years after the Closing, control (as hereinafter defined) the operation of any Person that delivers digital content in the BDC Field of Use (as hereinafter defined). As used herein, the term "control" shall mean, directly or indirectly, ownership of voting stock, limited liability company membership interests or other evidences of voting equity ownership, in each case greater than 50%. As used herein, the term "BDC Field of Use" means the distribution of entertainment, theatrical, and advertising media to fixed venues, such as movie theatres, community centers and entertainment centers. For the sake of clarity, the BDC Field of Use does not include distribution to or from any homes, mobile platforms (e.g., aircraft, ships, trains, boats, trucks, cars), services offered by Connexion by Boeing through fixed terminals, any distributions subject to U.S. federal, state local and non U. S. governmental contracts, or any distributions relating to homeland, global, seaport or airport security activities.

(b) Notwithstanding anything in SECTION 6.7(A) to the contrary:

         (i) Nothing herein shall prohibit Seller or any affiliate of Seller from continuing to engage in the lines of business it engages in as of Closing, excluding the Operations.

         (ii) Seller or any of its affiliates may consummate (by merger, consolidation, stock purchase, asset acquisition or otherwise) an acquisition of the business or assets of any Person, so long as less than 20% of such Person's revenues are not derived from the BDC Field of Use.

         (iii) The provisions of Section 6.7(a) shall be inapplicable at all times in which an Event of Default (as defined in the Promissory Note) shall be continuing under the Promissory Note.


                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

7.2 BROKERS. Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby. Each party to this Agreement agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

7.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

7.4 SUCCESSORS AND ASSIGNS. his Agreement will bind and inure to the benefit of the parties and their successors and permitted assigns; provided, that

(a) Seller will not assign this Agreement or any rights under this Agreement to any other Person without the prior written consent of Buyer and

(b) Buyer will have the right to assign this Agreement to its parent corporation or any direct or indirect subsidiary of its parent corporation without the prior written consent of Seller. Any purported assignment of this Agreement in violation hereof shall be null and void. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto.

7.5 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. All statements of Seller contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller under this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

7.6 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

7.7 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

7.8 DISPUTE RESOLUTION. If any dispute arises out of this Agreement (including without limitation any dispute with respect to the calculation of Gross Revenue under SECTION 2.3(A)), or any of the other documents to be delivered hereunder, the parties agree not to commence any lawsuit with respect to such dispute until the following procedures have been completed:

(a) The party believing a dispute to exist will give the other parties written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

(b) Within 20 days after receipt of such notice, each party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its view of the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

(c) If the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each party will have in attendance at such meeting a representative with authority to bind the represented party to any agreement resolving the dispute. At the meeting (and any adjournments thereof), the parties will negotiate in good faith in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 20 days after the first meeting, the parties may pursue any legal remedies available to them with respect to such dispute.

(d) Notwithstanding the foregoing, to the extent necessary to prevent irreparable harm, either party may commence an action in a court of competent jurisdiction seeking a temporary restraining order, preliminary injunction or other injunctive relief without complying with the foregoing dispute resolution procedures.

7.9 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered:

(a) when delivered personally against written receipt,

(b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received,

(c) when received by facsimile transmission if confirmed by the other means described in clause (a), or (b), and

(d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to Buyer, to:
                           Access Integrated Technologies, Inc.
                           55 Madison Avenue, Suite 300
                           Morristown, New Jersey 07960
                           Attention: General Counsel
                           Facsimile: 973-290-0081

With a copy to:
                           Kelley Drye & Warren LLP
                           101 Park Avenue
                           New York, New York 10178
                           Attention:  Jonathan Cooperman

If to Seller, to:
                           The Boeing Company
                           100N. Riverside MC 5003-1001
                           Chicago IL 60606
                           Attention:  Corporate Secretary
                           Facsimile:  312-544-2829

With a copy to:
                           Winston & Strawn LLP
                           35 West Wacker Drive
                           Chicago, Illinois 60601
                           Attention: Oscar David
                           Facsimile:  312-558-5700

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

7.10     INTERPRETATION.

(a) This Agreement, all Schedules and Exhibits hereto are being entered into and the Seller Documents and the Buyer Documents will be entered into by competent and experienced business Persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement or any Schedule, Exhibit, Seller Document or Buyer Document, will not necessarily be construed against any particular party as the drafter of such language.

(b) Any statement under this Agreement made by a party to its knowledge will be deemed to have been made after such party has made due investigation and inquiry of the circumstances relating to such statement, including, where applicable, pertinent review of documentation and inquiry of responsible third parties (including employees, officers and agents).

7.11 WAIVERS. No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such party by an authorized representative of such party. Neither the exercise by a party of, nor the delay or failure to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party.

7.12 SEVERABILITY. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                    SELLER:

                                    The Boeing Company

                                    By:    /s/ Brent Reed
                                           ---------------------------------
                                    Name:  Brent Reed
                                    Title: Director, Corporate Development



                                    BUYER:

                                    Access Integrated Technologies, Inc.

                                    By:    /s/ A. Dale Mayo
                                           ---------------------------------
                                    Name:  A. Dale Mayo
                                    Title: President and Chief Executive Officer

EXHIBITS

2.3            Promissory Note
2.5(c)         Assumption Agreement
2.5(d)         Service Agreement
2.5(e)         License Agreement
2.5(f)         Form of Secretary's Certificate
2.5(g)         Bill of Sale
2.5(k)         Managed Storage Services Agreement
2.5(l)         Registration Rights Agreement
2.5(m)         Form of Novation Agreement

SCHEDULES

2.1            Acquired Assets
2.2            Assumed Liabilities
2.9            Allocation of Purchase Price
3.3            Acquired Assets Not in Working Order
3.6            Novated Agreements and Service Agreement Contracts
5.11           Managed Storage Service Rates

                             DEFINITIONS APPENDIX

Definitions. When used in the Agreement, the following terms shall have the meanings ascribed to them below unless the context in the Agreement expressly requires that another meaning be used for the term in that context.


"ACQUIRED  ASSETS" means those  Acquired  Assets listed or described on SCHEDULE
2.1 of the Agreement.

"APPLICABLE LAW" means any and all laws, statutes, codes, common laws, rules, regulations, ordinances, requirement, judicial, regulatory, administrative and executive orders, decrees, injunction, writs and edicts and other impositions of any Governmental Body and agreements with any Governmental Body which are applicable to or have any effect on a Person in question or any asset in question.

"ASSUMED LIABILITIES" is as defined in SECTION 2.2 of the Agreement.

"BUYER DOCUMENTS" means the Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to the Agreement.

"CONFIDENTIAL INFORMATION" means all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other confidential information of Seller relating the Agreement.

"GOVERNMENTAL  BODY"  means  any  governmental  or  quasi-governmental   agency,
authority, department, commission, board, court or other body of any country, state, province, county or other political entity or subdivision.

"LIABILITIES" means any direct or indirect debts, obligations or liabilities of Seller of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown, except for the Assumed Liabilities.

"LIENS" means recorded or unrecorded liens, Liabilities, obligations, claims, security interests, rights of security, pledges, mortgages, collateral assignment, rights in collateral, deeds of trust, rights or options to purchase or acquire another interest, encumbrances or contingencies of any nature affecting title.

"PERSON" means any corporation, limited company, company limited by shares, joint stock company, limited liability company, business trust, unincorporated association or alliance, general partnership, limited partnership, limited liability partnership, joint venture, other trust or individual.

"PURCHASE PRICE" has the meaning set forth in SECTION 2.3 of the Agreement.

"SHARES" means the unregistered shares of Class A Common Stock of the Company issued pursuant to the Agreement.

"SELLER DOCUMENTS" means the Agreement and the other agreements, certificates and instruments to be executed by Seller in connection with or pursuant to the Agreement.

"SERVICE  AGREEMENT" means the agreement between Seller and Buyer in the form of
EXHIBIT 2.5(D) pursuant to which Buyer agrees to assume all liabilities under Seller customer license agreements and other agreements intended to be assigned to Buyer but not fully assignable because the consent of the other party to assignment to Buyer has not been received or has been waived in writing by Buyer.

"SERVICE AGREEMENT CONTRACTS" means the Seller customer license agreements and other agreements covered by the Service Agreement and listed in SCHEDULE 2.5.

"SERVICES" means the right of Seller to electronically transmit and store computer data using either a private data communications network or the internet into a location maintained by Buyer and to retrieve that data should such data be required; the Services consist of (i) Mass Storage Services, which are provided on a high-capacity storage array, set-up, monitored and managed 24 hours per day/7 days per week by Buyer, and (ii) managed tape archiving services. Notwithstanding anything herein to the contrary, Services shall not include the Additional Services (as defined in the Managed Storage Services Agreement).



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